EXHIBIT A
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                      STOCK PURCHASE AND EXCHANGE AGREEMENT


            AGREEMENT, dated May 5, 2003, between CDKnet.com, Inc. ("Buyer"), Western Power & Equipment Corp, a Delaware corporation ("Seller" or "WP") and Western Power & Equipment Corp., an Oregon corporation and wholly-owned subsidiary of Seller ("WP Sub").

            WHEREAS, WP Sub is a wholly owned subsidiary of Seller;

            WHEREAS, WP Sub conducts certain business operations involving the sale, rental and servicing of construction, and industrial equipment and parts;

            WHEREAS, Buyer desires to purchase from Seller all of the issued and outstanding shares of common stock of WP Sub in exchange for shares of common stock of Buyer;

            WHEREAS, Seller wishes to sell all of the issued and authorized shares of capital stock of WP Sub to Buyer, all upon the terms and subject to the conditions hereinafter set forth; and

            WHEREAS, the parties intend that the transaction qualify as a reorganization within the meaning of Section 368(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend this Agreement to qualify as a "plan of reorganization" within the meaning of the Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

            NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, the parties hereby agree as follows:

1.          PURCHASE AND SALE.

            1.1         Purchase and Sale of the Common Stock.

            On the terms and subject to the conditions herein set forth, at the Closing (as defined in Section 2.3 hereof), Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the issued and outstanding shares of capital stock of WP Sub (the "WP Sub Capital Stock") for the Purchase Price defined in Section 1.2, below.

            1.2         Method of Conveyance.

            (a) The sale, transfer, conveyance, assignment and delivery by Seller of the WP Sub Capital Stock to Buyer in accordance with Section 1.1 hereof shall be effected on the Closing Date by Seller's execution and delivery of certificates representing all issued and outstanding shares of WP Sub Capital Stock to Buyer, together with duly executed stock powers with Medallion guaranty of signature sufficient to transfer all shares of WP Sub Capital Stock to Buyer.

            (b) At the Closing Seller shall transfer, convey, assign and deliver to Buyer the WP Sub Capital Stock certificates free and clear of any and all liens, encumbrances, claims, rights of Seller or any third party rights and other restrictions of any kind or nature whatsoever (collectively, "Liens").

2.          PURCHASE PRICE AND CLOSING.

            2.1         Purchase Price.

            (a) In full consideration for the transfer, conveyance, assignment and delivery of the WP Sub Capital Stock to Buyer, Buyer will issue to Seller 9,400,000 shares of fully paid and non-assessable common stock after giving effect to a one-for-fifty reverse stock split of outstanding shares of Buyer's common stock approved December 4, 2002 which will be effective simultaneously with
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                        the Closing ("Buyers Common Stock"). The 9,400,000
                        shares of Buyers Common Stock shall, as adjusted pursuant to paragraph 2.1(b), below; constitute the "Purchase Price."

            (b) The number of shares of Buyer's Common Stock shall be subject to adjustment as follows:

                            (i) The number of shares constituting the full Purchase Price shall be reduced (but not increased) by a whole number determined by rounding the result of multiplying 1,000,000 by the fraction determined by dividing the difference between the Adjusted Net Earnings (defined below) of WP Sub for its fiscal year ending July 31, 2003 by $1,000,000. For example, if the Adjusted Net Earnings of WP Sub for Fiscal 2003 is $750,000, the number of shares by which the Purchase Price shall be reduced is ($750,000/$1,000,000) x 1,000,000 =
                                      750,000. In the event the Adjusted Net
                                      Earnings of WP Sub is less than $0, the
                                      number of shares to be released under this clause shall be zero.

                            (ii)      Of the shares held in escrow after
                                      consideration of 2.1(b)(i) above, the
                                      number of shares constituting the full
                                      Purchase Price shall be further reduced
                                      (but not increased) by a whole number
                                      determined by rounding the result of
                                      multiplying 2,000,000 by the fraction
                                      determined by dividing the difference
                                      between the Adjusted Net Earnings (defined below) of WP Sub for its fiscal year ending July 31, 2004 by $2,000,000. For example, if the Net Earnings of WP Sub for Fiscal 2004 is $1,500,000 the number of shares by which the Purchase Price shall be reduced is ($1,500,000/$2,000,000) x
                                      2,000,000 = 750,000. In the event the
                                      Adjusted Net Earnings of WP Sub is less
                                      than $0, the number of shares to be
                                      released under this clause shall be zero.

                            (iii) In no event shall the aggregate amount of the adjustment set forth in paragraphs 2.1(b) (i) and (ii) exceed 1,000,000 shares.

            (c) The adjusted consolidated net earnings ("Adjusted Net Earnings") of WP Sub and its subsidiaries, for the purpose of computing the adjustments under the provisions of paragraph 2(b) above, shall be determined, in accordance with generally accepted accounting principles, within ninety (90) days after the end of each fiscal year by the independent accounting firm employed by WP Sub as its auditors. The computation by such accounting firm of the Adjusted Net Earnings, made in the manner herein provided, shall be in all respects final and binding upon Buyer and Seller.

                        For the purpose of computing the adjustments, the Adjusted Net Earnings of WP Sub and its subsidiaries for the above mentioned periods shall be the consolidated net earnings of the Company and its subsidiaries for such period, as audited and reported upon, for the purposes of Buyer's annual report to stockholders for such period, by Buyer's independent auditors, plus all amounts charged against and minus such credits applied to such consolidated net earnings in respect of the following:

                            (i) Taxes of the United States and foreign governments (including, but without limitation, excess profits taxes) based upon or measured, in whole or in part, by income of WP Sub or its subsidiaries but exclusive of sate and territorial taxes and taxes imposed by political subdivisions thereof;

                            (ii) Contingent compensation, if any, which may be payable by WP Sub under any plan or agreement, other than a profit-sharing plan qualified under Section 401 of the Internal Revenue Code or any statutory provision that may hereafter be enacted to replace such section;


                            (iii) All items of non-recurring loss or other extraordinary charge which, by reason of

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                                      size, character, or other factors did not,
                                      in the sole and uncontrolled judgment of the Buyer's Board of Directors including the affirmative vote of a nominee of Buyer's shareholder pursuant to the Shareholder Voting Agreement described below, arise in the ordinary and usual course of the business of WP Sub and its subsidiaries, including expenses properly attributable to such loss or charge.

            (d) Certificates representing 1,000,000 shares of the Purchase Price, together with the two stock powers duly endorsed in blank by Seller in escrow pursuant to an escrow agreement in the form annexed hereto as Exhibit A (the "Escrow Agreement").

            2.2         Payment of Purchase Price.

            On the Closing Date, the Buyer shall issue to Seller the Buyer's Common Stock.

            2.3         Closing.

            The closing of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP within three business days of the satisfaction of all conditions set forth in Article 6 hereof, but no later than 10:00 a.m., New York time on June 27, 2003 to be effective as of June 30, 2003. The date on which the Closing is to be effective is herein referred to as the "Closing Date." The Closing shall be deemed to have occurred at 11:59 P.M. on the Closing Date.

            2.4         Closing Financial Statements.

            Not later than 30 days after the Closing Date, WP Sub shall prepare a balance sheet of its business at the Closing Date ("Closing Balance Sheet") in accordance with generally accepted accounting principles. Such balance sheet shall specifically identify all assets and all liabilities reflected thereon.

            Seller and WP Sub shall cause Grassi & Co., CPA's, P.C., its independent accountants ("Seller's Auditors"), to issue, as soon as practicable but in any event not later than 45 days after the Closing Date, its report to Seller and Buyer to the effect that such balance sheet presents fairly the financial position of WP Sub's business as of the Closing Date, in conformity with generally accepted accounting principles.

            References in this Agreement to the Closing Balance Sheet shall mean the balance sheet of WP Sub's business at the Closing Date, prepared and reported upon as described in this Section 2.5.

3.          REPRESENTATIONS AND WARRANTIES OF SELLER.

            Seller hereby represents and warrants to Buyer as follows:

            3.1         Corporate Organization.

            (a) WP Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. WP Sub has all requisite corporate power and authority to carry on the business as the same is now being conducted and to own, lease and operate it's properties and assets in the places where such business is now conducted and where such properties and assets are now owned, leased or operated.

            (b) WP Sub is duly qualified or licensed to do business as a foreign corporation in good standing only in the jurisdictions set forth in Section 3.1(b) of the Disclosure Schedule. There are no jurisdictions where WP Sub is not qualified to do business where the failure to so qualify would have a material adverse effect on its business.

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            (c)         Except as set forth in Section 3.1(c) of the Disclosure
                        Schedule, WP Sub neither owns nor leases any property, and does not employ any person or maintain any agent, with respect to its business, outside of the jurisdictions set forth in Section 3.1(b) of the Disclosure Schedule.

            3.2         Authorization.

            (a) Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby; (b) Seller has taken all necessary corporate action required by law or otherwise to be taken by Seller to authorize Seller's execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby; and (c) this Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of and upon Seller enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

            (b) Seller is the lawful owner of the WP Capital Stock and owns all of the outstanding shares of such stock, free and clear of all preemptive or similar rights, liens, encumbrances, restrictions and claims of every kind and the delivery to Buyer pursuant to the terms of this Agreement will transfer to Buyer valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

            3.3         Capitalization

            (a) The authorized capital stock of WP Sub consists of 500,000 shares of common stock and -0- shares of preferred stock. As of the date hereof and the Closing Date, WP Sub had 1,000 shares of common stock outstanding and -0- shares of preferred stock outstanding, all of which are held by Seller. WP Sub has no options, warrants or other securities convertible into WP Sub capital stock outstanding as of the date hereof or as of the Closing Date. All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable.

            (b) There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements, commitments or arrangements of any character providing for the purchase, subscription, issuance or sale of any shares of the Capital Stock of SP Sub.

            3.4         No Violation.

            Except for the required consents of third parties identified in Sections 3.12 and 3.15 of the Disclosure Schedule, and except as set forth in
Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by WP Sub nor the consummation by WP Sub of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or the by-laws of WP Sub. For purposes of this Agreement, "to Seller's knowledge," "to the best of Seller's knowledge," "to WP Sub's knowledge, "to the best of WP Sub's knowledge," or any similar formulation thereof shall mean to the actual knowledge of any of the current: (i) quality assurance and/or quality control directors of Seller or WP Sub, (ii) hazardous material directors of Seller or WP Sub, or (iii) officers and directors of Seller, each of whom are identified on Schedules 3.12 and 3.15.

            3.5         Brokers and Finders.

            No person has been authorized by Seller or WP Sub, or by anyone acting on behalf of Seller or WP Sub or any of their officers, directors, employees or trustees, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against Buyer or Seller for any broker's or finder's fee or commission or similar type of compensation.

            3.6         Financial Statements.

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            (a)         Section 3.6(a) of the Disclosure Schedule sets forth the
                        following financial information (the "Financial Information"):

                            (i) Audited balance sheet of WP Sub as of July 31, 2002 and audited statements of operations and cash flows of WP Sub for each of the two years ended July 31, 2002 on a historical basis;

                            (ii) internal, unaudited balance sheets of WP Sub as of January 31, 2003 (the "January Balance Sheet"); and

                            (iii)     internal, unaudited statements of
                                      operations and cash flows (prepared in a format previously agreed to by the parties hereto), of WP Sub for the fiscal quarters ended January 31, 2003 and 2002 on a historical basis.

            (b) The unaudited Financial Information was compiled from Seller's internal management reports in the ordinary course of Seller's business, which is not consistent in all circumstances with generally accepted accounting principles.

            (c) Since July 31, 2002, WP Sub has kept its financial records in a manner consistent with its practices at the time and during the periods reflected in clauses (ii) and (iii) of paragraph (a) above without change, in any material respect, of policy or procedure, as to nature of item, amount or otherwise.

            (d) The aggregate dollar amount of the net property, plant and equipment included in the Financial Information does not exceed the cost of such property, plant and equipment to WP Sub, less any previous write-downs and less depreciation, and the value thereof has not been written up.

            3.7         Records and Books of Account; Accounting Practices.

            The records and books of account of WP Sub have been regularly kept and maintained in reasonable detail and accurately and fairly reflect the transactions and asset dispositions of the WP Sub. WP Sub also maintains an adequate system of internal controls.

            3.8         No Undisclosed Liabilities.

            (a)         As of January 31, 2003, except as set forth in Section
                        3.8 of the Disclosure Schedule, WP Sub did not have any material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not fully disclosed or reserved against in the January Balance Sheet, and the reserves reflected in the January Balance Sheet were adequate, appropriate, and reasonable as to both nature of items and amounts.

            (b) Except as set forth in Section 3.8 of the Disclosure Schedule, since January 31, 2003, WP Sub has not incurred any material liabilities (contingent or otherwise) except in the ordinary and usual course of business and consistent with past practices.

            3.9         Inventory.

            Except as set forth in Section 3.9 of the Disclosure Schedule, (a) all material items of the Inventory have been acquired in the ordinary and usual course of business; (b) all material items of the Inventory are of a quality and quantity usable in the ordinary and usual course of business; and (c) the quantities of each type of Inventory are not materially excessive, but are reasonable, adequate and appropriate.

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            3.10        Interim Operations.

            Except as set forth in Section 3.10 of the Disclosure Schedule, since July 31, 2002 WP Sub has conducted its business only in the ordinary and usual course consistent with past practices. Without limiting the generality of the foregoing, except as set forth in Section 3.10 of the Disclosure Schedule, WP Sub has not with respect to its business, since July 31, 2002:

            (a) suffered any material adverse change in its assets, or suffered any material damage, destruction or loss, whether or not covered by insurance, in either case materially affecting the business, assets or properties of the WP Sub;

            (b) agreed to, or incurred, assumed or become subject to, any liabilities or obligations for returns or allowances, other than in the ordinary and usual course of business and materially consistent in nature of item and amount with past practice, or increased, or experienced any change in any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve (except for any such reserve expressly set forth in the January Balance Sheet);

            (c) paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities and obligations reflected or reserved against in the January Balance Sheet, or incurred in the ordinary and usual course of business consistent with past practices;

            (d) prepaid any obligation having a fixed maturity of more than 90 (ninety) days from the date such obligation was issued or incurred, or not paid, within 60 days of when due, any account payable, or sought the extension of the payment date of any material account payable, other than any account payable which was (until paid) or is being contested in good faith;

            (e) subjected any of its assets or, to the best of Seller's knowledge, permitted or allowed any of its assets to be subjected, to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

            (f) waived any claims or rights of substantial value under any of its contracts or otherwise in connection with any of its assets;

            (g) sold, transferred, licensed or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible) that, but for such sale, transfer or other disposition, would have been included as part of its assets, except in a bona fide transaction to an unaffiliated third party for fair value and in the ordinary and usual course of business and consistent with past practice (the exceptions hereto listed in Section 3.10 of the Disclosure Schedule show date of disposition, identity of transferee, amount received and book value);

            (h) disposed of, licensed or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright used in the conduct of its business or, to WP Sub's knowledge, disposed of or disclosed, or permitted to be disclosed (except as necessary in the conduct of its business), to any person other than representatives or agents of Buyer, any trade secret, formula, process, know-how or similar information not theretofore a matter of public knowledge;

            (i) granted or committed to make any material increase in any compensation, bonus, pension, profit-sharing or other benefit plan or commitment of any employee of WP Sub;

            (j) since January 31, 2003, made any capital expenditures or binding commitments to be assumed by Buyer or to which any of WP Sub's assets may be or become subject, in excess of $5,000 in any one case or $50,000 in the aggregate, for repairs or additions to property, plant, equipment or tangible assets;

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            (k)         paid, loaned or advanced any amount to, or sold,
                        transferred or leased property or asset (real, personal, mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of WP Sub's or Seller's officers, employees, directors, stockholders or any "affiliate" or "associate" (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended) or any immediate or extended family member (up to and including first cousins) of any of such persons (collectively, the "Significant Persons" and, individually, a ("Significant Person"), except for compensation to such persons expressly disclosed in
                        Section 3.28 of the Disclosure Schedule, except for purchase orders and working capital advances from Seller;

            (l)         made any change in any method of accounting;

            (m) changed any of the banking or safe deposit arrangements comprising part of its assets;

            (n) failed to maintain the books, accounts and records of the WP Sub in the usual, regular and ordinary manner; or

            (o) agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

            3.11        Title to Assets; Encumbrances.

            (a) Section 3.11(a) of the Disclosure Schedule contains an accurate and complete list (the "Equipment List") of all of the Equipment and interests therein owned by WP Sub on the date hereof and such list includes all of the equipment owned by WP Sub reflected in the January Balance Sheet or acquired after January 31, 2003 (except to the extent disposed of to an unaffiliated third party in a bona fide transaction, for fair value, in the ordinary and usual course of business and consistent with past practice) having an original cost in excess of $500.00. Section 3.11(a) of the Disclosure Schedule also contains a list of all property in the possession of WP Sub on the date hereof which is owned by any government agency or other third party.

            (b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, WP Sub has good and valid title to all of its assets. WP Sub's assets comprise all of the business, properties, assets (however, employees, to the extent that they could be considered assets, are not included as assets in this Section) and goodwill employed by WP Sub and its affiliates in connection with its business.

            (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, all assets (excluding assets that are described in Section 3.12(b) or Section 3.11(a) of the Disclosure Schedule as leased assets or assets owned by third parties) are owned by WP Sub free and clear of all title defects or objections, liens, claims, charges, rights of others, security interests or other encumbrances of any nature whatsoever, including without limitation, any leases, escrows, options, security or other deposits, rights of redemption, chattel mortgages, conditional sales contracts, liens, collateral security arrangements and other title or interest retention arrangements, except for liens for current taxes not yet due.

            (d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, WP Sub's assets include all rights, properties and other assets (however, employees, to the extent that they could be considered assets, are not included as assets in this Section) necessary to conduct and to continue to conduct WP Sub's business after the Closing (assuming Buyer conducts its business in the same manner as WP Sub) in the same manner as the business has since July 31, 2002 been and is now being conducted.

            (e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, WP Sub does not, own, lease or use in its business any machinery and equipment which is not located at Real Property described in Section 3.12.

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            3.12        Real Property.

            (a) Real Property Defined. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by WP Sub and used in connection with WP Sub's business or included in WP Sub's assets are listed in Section 3.12(a) or Section 3.12(b) of the Disclosure Schedule (the "Real Property").

            (b) Leased Real Property. With respect to the Real Property that is leased by WP Sub, all of which property is identified in Section 3.12(b) of the Disclosure Schedule (the "Leased Property"):

                            (i) WP Sub has delivered to Buyer a true and complete copy of every lease and sublease to which WP Sub is a tenant or subtenant (the "Leases"), and has described each Lease in Section 3.12(b) of the Disclosure Schedule by listing the name of the landlord or sublandlord, the address of the leased premises, the commencement and expiration dates of the current term, the security deposited by WP Sub with the landlord or sublandlord, if any, and the monthly rental (including base and all additional rents);

                            (ii) each Lease is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended except as listed on the Disclosure Schedule, and neither WP Sub nor, to WP Sub's knowledge, the landlord or sublandlord under any Lease is in default under any of the Leases, and to WP Sub's knowledge, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease; and

                            (iii) subject to Section 1.3(d) above, at WP Sub's Closing Seller and WP Sub shall assign to the Buyer all right, title and interest of Seller in and to all Leases (and shall deliver to Buyer original copies of all consents required for such assignments) and all security deposits made by Seller and WP Sub pursuant to any of the Leases, including, but not limited to, the security deposits listed on the Disclosure Schedule, together with all interest earned on such deposits.

            (c) Utility Services. With respect to the Leased Property, the water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available are adequate for the present use of the Real Property by Seller and WP Sub in conducting WP Sub's business, Seller and WP Sub have not experienced any material shortage in any such service in the last three years, are not being appropriated by Seller or WP Sub but rather are being supplied to Seller and WP Sub by utility companies or municipalities pursuant to valid and enforceable contracts, and there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities. To the knowledge of Seller and WP Sub, without having made any independent investigation, no curtailment of any such utility services is proposed by any provider of any of such services.

            (d) Access. With respect to the Leased Property, Seller and WP Sub have obtained all Authorizations and rights-of-way, including proof-of-dedication, which are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property; and there are no restrictions on entrance to or exit from the Real Property to adjacent public streets and to WP Sub's and Seller's knowledge no conditions which will result in the termination of the present access from the Real Property to existing highways and roads.

            (e) Assessments or Hazards. Seller and WP Sub have received no written notices, nor, to WP Sub's or Seller's knowledge, any oral notice, from any governmental body, that the assessed value of the Leased Property has been determined to be greater than that upon which county, township or

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                        school tax was paid for the current tax year applicable
                        to each such tax, or from any insurance carrier of WP Sub of fire hazards with respect to the Real Property.

            (f) Eminent Domain. Seller and WP Sub have received no written notices, nor, to WP Sub's nor Seller's knowledge, any oral notice, and has no actual knowledge, that any governmental body having the power of eminent domain over the Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

            (g) No Violations. The Real Property and the present uses thereof comply with all Regulations of all governmental bodies having jurisdiction over WP Sub and to Seller's knowledge, the Leased Properties, and WP Sub and Seller have received no written notices, nor, to WP Sub's or Seller's knowledge, any oral notice, from any governmental body, and have no actual knowledge, that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over the Real Property.

            (h) Improvements. The improvements located on the Real Property are in good condition and are, to WP Sub's and Seller's knowledge, structurally sound, and all mechanical and other systems located therein are in good operating condition, subject to normal wear, and no condition exists requiring material repairs, alterations or corrections.

            (i) No Encumbrances. Between the date of this Agreement and the Closing Date, WP Sub and Seller shall not sell, mortgage or encumber the Real Property, or do or permit any act which diminishes title to or value of the Real Property.

            (j) Public Improvements. No work for municipal improvements that would have a material adverse effect on the WP Sub's business has been commenced on or in connection with the Real Property or any street adjacent thereto. No assessment for public improvements has been made, to WP Sub or Seller's knowledge, against the Leased Properties which remains unpaid. No notice from any county, township or other governmental body has been served upon the Real Property or received by WP Sub or Seller since August 1, 1999 requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Real Property which has not been complied with.

            (k) Executory Contracts. Set forth in Section 3.12(k) of the Disclosure Schedule is a list of all executory contracts currently in effect made by or on behalf of WP Sub, or by which WP Sub is bound, with respect to the Real Property ("Executory Contracts") including, without limitation, operation, management, maintenance, utility, and construction contracts. At Closing WP Sub shall deliver to the Buyer a true and complete copy (the original execution copy, if available) of each of the Executory Contracts.

            3.13        Equipment; Waste Handling.

            (a) Except as set forth in Section 3.13 of the Disclosure Schedule, (i) the equipment included in WP Sub's assets is, to WP Sub or Seller's knowledge, structurally sound and with no material defects (for purposes of this Section 3.13(a) "material" shall mean defects that would cost in excess of $2,500 to remedy in any one instance) and (ii) all material items and pieces of equipment are on the date hereof used in the ordinary course of WP Sub's business, are suitable for the uses to which they are put by WP Sub, and are adequate in the aggregate to conduct WP Sub's business as presently conducted, subject to normal maintenance requirements and reasonable wear and tear.

            (b) Except as set forth in Section 3.13 of the Disclosure Schedule, there are no outstanding requirements or recommendations which have been communicated to WP Sub in writing during the past two years and WP Sub has no knowledge of any insurance company which has issued a policy covering any part of any of the properties, plants, structures or equipment included in WP Sub's assets, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending that any repairs or work be done on any part of such properties, plants, structures or equipment.

            (c) Except as set forth in Section 3.12 of the Disclosure Schedule, all material obligations to contractors, subcontractors and suppliers of labor and materials to WP Sub in connection with any construction or renovation of any structures or improvements thereon have been paid in full, and there are no known pending disputes with any such contractors, subcontractors or suppliers.

            3.14        Patents, Copyrights, Trademarks, Trade Names and
Licenses.

            (a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, there are no (i) patents held or used by WP Sub, or reissues, divisions, continuations, and extensions thereof, or pending patent applications by WP Sub which are or were, within the past three (3) years, for or intended to be for WP Sub's benefit; (ii) registered or unregistered trademarks or service marks of or used by WP Sub or pending applications for registration of trademarks which are or were, within the past three (3) years, intended to be used by or for the benefit of WP Sub; or (iii) registered copyrights of or used by WP Sub, or applications for registration of copyrights that are or were, within the past three (3) years, intended to be used by or for the benefit of WP Sub ("Intellectual Property").

            (b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, there are no licenses (whether as licensor, licensee or otherwise) or other contracts or commitments to which WP Sub is a party or to which it or any of its assets is otherwise subject relating to any of the Intellectual Property.

            (c)         Except as set forth in Section 3.14(c) of the Disclosure
                        Schedule: (i) during the past three (3) years no claims have been asserted by any person against or otherwise in respect of the use by WP Sub of any of the Intellectual Property, or challenging or questioning the validity or effectiveness of any license or agreement referred to in this Section 3.13, and, to the knowledge of WP Sub, there is no valid basis for any such claim; (ii) during the past three (3) years WP Sub has not received notice of any allegation that it has infringed upon any patent, trademark, service mark, trade name or copyright or misappropriated or misused any invention, trade secret or other proprietary information of any other person entitled to legal protection; (iii) during the past three (3) years WP Sub has not asserted any claim of such infringement, misappropriation or misuse against any person; (iv) WP Sub has good and valid title to, or otherwise possesses adequate rights to use all patents, trademarks, service marks, trade names, copyrights, inventions, trade secrets and other proprietary information necessary to conduct its business in the same manner as its business has been conducted since August 1, 1999; and (v) no shareholder, officer, director or employee of WP Sub or affiliates of any of the foregoing owns or has any interest in any of the Intellectual Property.

            3.15        Personal Property Leases.

            (a) Section 3.15 of the Disclosure Schedule sets forth a complete and accurate list of all personal property leases, subleases, concessions, licenses, conditional sales agreements or other title retention agreements (collectively, the "Personal Property Leases" and individually a "Personal Property Lease") to which WP Sub is a party, as lessor, lessee, licensor or licensee.

            (b) Except as set forth in Section 3.15 of the Disclosure Schedule, (i) each of the Personal Property Leases is valid, binding and enforceable in accordance with its terms, and is in full force and effect; (ii) there are no existing defaults on the part of WP Sub and, to the best knowledge of the WP Sub, any other party, under any Personal Property Lease and to WP Sub's knowledge, no event of default under any such Personal Property Lease has occurred and is continuing which (whether with or without the giving of notice, lapse of time or both, or the happening of any other event) would constitute a default under such Personal Property Lease; (iii) each such Personal

                        Property Lease will, subject to obtaining any consent listed in Section 3.15 of the Disclosure Schedule, continue to be in full force and effect on the same terms and conditions immediately after the Closing without the need for any action on the part of Buyer;
                        (iv) each such Personal Property Lease reflects the complete understanding among the parties thereto in connection with the subject matter thereof; and (v) accurate and complete copies of each such Personal Property Lease including all amendments thereto, have been delivered or will be delivered to Buyer at or prior to the Closing.

            (c) Except as set forth in Section 3.15 of the Disclosure Schedule, WP Sub's interest in each of the Personal Property Leases (i) is free and clear of all Liens (other than any created by Buyer) and (ii) are not, in the case of real property, except as set forth in
                        Section 3.15 of the Disclosure Schedule or in the Personal Property Leases, subject to any rights of way, building use restrictions, exceptions, variances, easements (recorded or unrecorded), rights of redemption, reservations or limitations of any nature whatsoever of which WP Sub has knowledge which may materially and adversely interfere with Buyer's use thereof in a manner substantially consistent with WP Sub's use thereof prior to Closing.

            3.16        Taxes.

            (a) For any and all periods still open or subject to audit, Seller, WP Sub or its predecessors have duly filed all tax reports and returns (including information returns) required to be filed by it or any of its predecessors relating to or covering its business and each of such reports and returns were true, correct and complete.

            (b) For any and all periods still open or subject to audit, Seller and WP Sub have duly paid all taxes and other charges due or claimed to be due or shown on any return or declaration to be due from it to any federal, state, local or foreign taxing authority (including, without limitation, those due in respect of properties, income, franchises, licenses, sales and payrolls); and there are no tax liens upon any of its assets except liens for current taxes not yet due.

            (c) For any and all periods still open or subject to audit, all taxes and other assessments and levies required to be withheld by Seller or WP Sub from customers with respect to the provision of services, or from or on behalf of employees for income, social security, unemployment insurance and any other taxes or similar charges have been collected or withheld and either paid to the appropriate government agency or properly set aside and held in accounts for such purpose.

            3.17        Contracts and Commitments.

            Except as set forth in Section 3.17 of the Disclosure Schedule:

            (a) WP Sub is not a party to or bound by any written or binding agreements, contracts or commitments, which are material to its business operations or prospects (for purposes of this Section 3.17(a), an agreement, contract or binding commitment shall be deemed to be material if it (i) shall call for the expenditure of $1,000 or more in any 12-month period, or (ii) shall not be terminable according to its terms without liability on not more than 30 days' notice);

            (b) no purchase contract, contract for the performance of services or other written or binding bid or commitment of WP Sub (i) continues for a period of more than three
                        (3) months from the date hereof and is not terminable by WP Sub according to its terms without liability on not more than 30 days' notice; (ii) is in excess of the normal, ordinary and usual requirements of its business;
                        (iii) is with any Affiliate of WP Sub (as defined under Section 3.31 hereof); (iv) has been prepaid in whole or part; and/or (v) has had any delivery thereunder requested to be delayed to a date past the Closing Date;

            (c) WP Sub is not a party to or bound by any contracts, agreement or arrangements: (i) with any federal, state, local or foreign government, or any governmental or quasi-governmental agency, board, bureau, authority or commission, or any utility company except for customer contracts entered into in the ordinary course of business, (ii) with any charitable organization, (iii) with any officer or director of the WP Sub or any Affiliate of WP Sub or members of the immediate family of the foregoing (a "Related Person") or (iv) providing for the payment of any bonus or commission, whether based on sales or earnings or otherwise;

            (d) WP Sub is not a party to or otherwise bound by any written or binding (i) employment agreements, (ii) non-competition agreements or (iii) any other agreements, practices or understandings that contain or will impose on Buyer any severance or termination pay liabilities or obligations;

            (e) WP Sub is not a party to or bound by any (i) collective bargaining or union contracts or agreements or (ii) material practices or understandings with any of employees which will be binding on Buyer and are not embodied in a written collective bargaining or union contract or other written agreement listed in Section
                        3.17 of the Disclosure Schedule;

            (f) WP Sub is not in default, nor to WP Sub's knowledge is there any basis for any valid claim of default against WP Sub, and to the best of WP Sub's knowledge no other party is in default, under any contract, agreement, commitment or restriction and no event of default has occurred which (whether with or without the giving of notice, lapse of time, or both, or the happening or occurrence of any other event) would constitute a default thereunder;

            (g) WP Sub is not a party to or bound by any consulting agreement;

            (h) Except pursuant to the Agreement dated May 12, 1997, by and between WP Sub and Case Corporation, WP Sub is not restricted by any agreement from carrying on its business anywhere in the world;

            (i) WP Sub is not a party to or bound by any outstanding powers of attorney (except for powers of attorney issued to customs brokers in the ordinary and usual course of business) or any other outstanding obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity;

            (j) WP Sub is not a party to or bound by any partnership or joint venture agreement, or any written or binding oral royalty, distribution, agency, territorial or license agreement;

            (k) There are no credit cards issued to any of WP Subs employees or for which WP Sub is directly liable and for which any liability will be sought to be imposed on Buyer;

            (l) WP Sub is not a party to or bound by any barter or counter trade agreement;

            (m) WP Sub is not a party to or bound by any cooperative advertising agreement or arrangement;

            (n)         WP Sub has no debt obligation for borrowed money;

            (o)         WP Sub has no outstanding loans to any person; and

            (p) There are no outstanding sales contracts, commitments or bids of WP Sub which (i) continue for a period of more than six (6) months from the date hereof, (ii) were entered into more than six (6) months prior to the date hereof, or (iii) have been prepaid in whole or part;

            (q)         all contracts, agreements, and leases, referred to in
                        Section 3.17 of the Disclosure Schedule (i) are valid and in full force and effect, (ii) will, except for the obtaining of any consents listed in Section 3.24 of the Disclosure Schedule that shall not have been obtained by the Closing, continue to be so on the same terms and conditions immediately after the Closing without the need for any action on the part of Buyer, where specifically and expressly set forth in Section 3.8 of the Disclosure Schedule, and, (iii) reflect the complete understanding among the parties thereto in connection with the subject matter thereof; true and complete copies of each thereof, including all amendments thereto, have been delivered to Buyer at or prior to the date hereof (regarding material contracts) and will be delivered by Closing (for all others).

            3.18        Customers and Suppliers; Trade Programs.

            (a)         Section 3.18 of the Disclosure Schedule sets forth:

                            (i)       an accurate and complete list of the ten
                                      (10) largest customers of WP Sub in terms of revenues in each case during (x) the twelve month period ended July 31, 2002, and (y) the six months ended January 31, 2003, showing the approximate total revenues in dollars received by WP Sub from each such customer during each such period; and

                            (ii)      an accurate and complete list of the ten
                                      (10) largest suppliers of WP Sub in terms of purchases during (x) the twelve month period ended July 31, 2002, and (y) the six months ended January 31, 2003 showing the approximate total purchases in dollars by WP Sub from each such supplier during each such period.

            (b) Except to the extent set forth in Section 3.18 of the Disclosure Schedule, since July 31, 2002, there has not been any material adverse change, and WP Sub has no knowledge that any material adverse change is reasonably likely, in the business relationship, or volume of business, of WP Sub's business with any customer or supplier named in Section 3.18 of the Disclosure Schedule.

            (c)         Except for the customers and suppliers named in Section
                        3.18 of the Disclosure Schedule, WP Sub has not had any customer which accounted for more than 5% of WP Sub's revenues during the six months ended January 31, 2003, or any supplier from which WP Sub purchased more than 5% of the goods and services which it purchased during (i) WP Sub's fiscal year ended July 31, 2002, or (ii) the six months ended January 31, 2003.

            (d) All trade programs of WP Sub if any, instituted since August 1, 1999, whether or not in the ordinary and usual course of business or consistent with past practice, which may result in claims against Buyer for money, credit or goods, including but not limited to bonuses, billbacks, in-house programs, accruals, other sales or commission incentives or allowances, discounts, returns, credits, allowances and contests, are disclosed in
                        Section 3.18 of the Disclosure Schedule.

            3.19        Sales Practices; Warranties.

            (a) Since July 31, 2002, except as set forth in Section 3.19 to the Disclosure Schedule, WP Sub has not received any written notice, nor, to its knowledge, any oral notice, of any claim (actual or threatened) of any consumer or customer based on any warranty other than claims in the ordinary course of business and not in excess of $5,000.

            (b) Since July 31, 2002, WP Sub has not accelerated its sales of services except, and has made sales of services only, in the ordinary course of the business consistent with WP Sub's past practices.

            (c) Section 3.19 of the Disclosure Schedule also sets forth, as at January 31, 2003, each material pending claim against WP Sub in connection with provision or services.

            3.20        Insurance.

            (a) Section 3.20 of the Disclosure Schedule contains an accurate and complete list of all policies of fire, liability, keyman life insurance, workers' compensation, products liability, and other forms of insurance owned or held by or beneficially for WP Sub. All such policies are in full force and effect and will not be canceled or modified by WP Sub prior to Closing without the express written consent of Buyer (except to extend the maturity dates thereof), all premiums with respect thereto covering all periods up to and including the Closing Date have been or will be paid by WP Sub, and no written, or to WP Sub's knowledge oral, notice of cancellation or termination has been received by WP Sub with respect to any such policy.

            (b) The aforesaid policies are sufficient for WP Sub's compliance with, to WP Sub's knowledge, all requirements of law and of all material agreements to which WP Sub is a party; are valid, outstanding and enforceable policies; are, in the opinion of management of WP Sub, in amounts customarily deemed to be adequate and cover all risks customarily insured against in the type of business conducted by WP Sub in the locality where WP Sub operates its business; have been issued by reputable insurance companies which are in good standing, adequately capitalized and actively engaged in the insurance business; and in the judgment of WP Sub provide adequate insurance coverage for its assets and operations.

            (c)         Section 3.20 of the Disclosure Schedule also identifies
                        (i) all risks for which WP Sub is self-insured and (ii) the workers' compensation and if possible unemployment insurance ratings of WP Sub (or, if applicable, Seller).

            (d) Except as set forth in Section 3.20 of the Disclosure Schedule, in connection with its operations, (i) WP Sub has not, since August 1, 2001, been unable to obtain any insurance coverage in the amounts desired by WP Sub;
                        (ii) since August 1, 1999, neither the amount nor scope of any insurance referred to in Section 3.20 of the Disclosure Schedule or premiums therefor has been materially changed; and (iii) WP Sub has not been notified of any material adverse change or proposed material adverse change in the workers' compensation or unemployment insurance ratings or insurance rates for WP Sub.

            3.21        Labor Difficulties.

            Except to the extent set forth in Section 3.21 of the Disclosure
Schedule:

            (a) there is no labor strike, formal dispute, formal grievance, arbitration proceeding, general slowdown or stoppage, or charge of unfair labor practice actually pending before a court, regulatory body or arbitration tribunal, or to the best of WP Sub's knowledge threatened against or affecting WP Sub;

            (b) no union representation campaign is pending or, to WP Sub's knowledge, threatened respecting any employees of WP Sub;

            (c) WP Sub has not experienced any material work stoppage by its work force or other material labor difficulty since August 1, 1999;

            (d) to WP Sub's knowledge, there are no charges or complaints of discrimination pending before the United States Equal Employment Opportunity Commission or any state, local or foreign agency against WP Sub;

            (e) to the best of WP Sub's knowledge, WP Sub, does not presently employ, and at no time during the past year did it employ, any illegal alien;

            (f) (i) to WP Sub's knowledge, WP Sub is not engaged in any unfair labor practice, and (ii) at no time during the past three (3) years has any unfair labor practice, complaint, charge or similar claim against WP Sub been filed with, or to WP Sub's knowledge, threatened to be filed by any employee with, the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor or any similar state, local or foreign agency; and

            (g) no collective bargaining agreement which is binding on WP Sub will be binding on Buyer or restricts the owner of the WP Sub's business from relocating or closing any of the WP Sub's business's facilities or operations.

            3.22        Litigation, Judgments and Decrees.

            (a) Except as set forth in Section 3.22 of the Disclosure Schedule, and except for workers compensation claims, there has not been in the three (3) years prior to the date hereof, nor is there currently, any action, suit or proceeding of any nature whatsoever, at law or in equity or both, by or before any domestic or foreign court, or to the best of WP Sub's knowledge any proceeding or claim pending or threatened before any government or other regulatory or administrative agency, arbitration tribunal, board, bureau, authority or commission or involving WP Sub, in any such case which would have a material adverse effect on WP Sub's business or which questions or challenges the validity of this Agreement or any action taken or to be taken by WP Sub pursuant to this Agreement or in connection with the transactions contemplated hereby.

            (b) Except as set forth in Section 3.22 of the Disclosure Schedule, WP Sub is not subject to any judgment, order, award or decree of any domestic or, foreign court or government or other regulatory or administrative agency, arbitration tribunal, board, bureau, authority or commission (i) which has or, to WP Sub's knowledge, may have a material adverse effect on WP Sub's practices in WP Sub's Business or on its ability to acquire any property or conduct its Business in any area, (ii) which is or will be binding on Buyer, or (iii) with respect to which WP Sub is in default.

            3.23        No Condemnation or Expropriation.

            Neither the whole nor any portion of WP Sub's assets is subject to any government decree or order to be sold or is being condemned, expropriated or otherwise taken by any domestic or foreign public authority with or without payment of compensation thereof, nor, to WP Sub's knowledge, has any such condemnation, expropriation or taking been proposed in writing within the past two years.

            3.24        Consents and Approvals of Government Authorities and
                        Others.

            Except as set forth in Section 3.24 of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, or the giving of notice to, any domestic or, to WP Sub's knowledge, foreign government or regulatory authority or any other person or entity is required of WP Sub in connection with the execution, delivery and performance by WP Sub of this Agreement or the consummation by WP Sub of the transactions contemplated hereby. Accurate and complete copies of each of the forgoing which have been obtained or made have been delivered to Buyer at or prior to the date hereto.

            3.25        ERISA; Employee Benefit Plans.

            (a) As used in this Section 3.25, the term "Plan" means any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, phantom stock, medical or any other benefit plan, arrangement or practice, whether written or unwritten including but not limited to any such plan, arrangement or practice which constitutes an "employee welfare benefit plan" within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder ("ERISA") or an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, covering any employee of WP Sub. Section 3.25 of the Disclosure Schedule sets forth a complete list of all Plans maintained by WP Sub. WP Sub has no legally binding commitment, whether formal or informal, to create any additional such plan or arrangement.

            (b) To WP Sub's knowledge, except as set forth in Section 3.25(b) of the Disclosure Statement, all of WP Sub's Plans are in all material respects in compliance in operation and in form with the currently prescribed requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect with respect to such Plans, including, but not limited to ERISA and the Code, and there are no pending or, to the WP Sub's knowledge, threatened claims, lawsuits or arbitrations (other than routine claims for benefits) which have been asserted or instituted against the WP Sub, any Plan or the assets of any trust for any Plan.

            (c) WP Sub has complied in all material respects with the requirements of Section 4980B of the Code and applicable regulations. WP Sub has not contributed to, nor has it been obligated to contribute to, any multi-employer plan (as defined in Section 3(37) of ERISA), or any other plan subject to Title IV of ERISA within the preceding three calendar years.

            3.26        Absence of Questionable Payments.

            Since August 1, 1999, neither WP Sub nor any of its officers, agents, employees or any other person, entity or corporation acting on behalf of any of them, has, to WP Sub's knowledge, accepted, received or made any unlawful contributions, payments, gifts, or expenditures in respect of WP Sub's business.

            3.27        Distinct Entity.

            Except as set forth in Section 3.27 of the Disclosure Schedule, WP Sub does not share any assets with any related or unrelated third party.

            3.28        Personnel.

            (a) Section 3.28 of the Disclosure Schedule sets forth an accurate and complete list as of January 31, 2003 of:

                            (i) the names and current salaries of WP Sub's salaried employees;

                            (ii) the wage rates for WP Sub's non-salaried employees;

                            (iii) the customary increases on a periodic basis in the compensation of each of the foregoing or any increases required by any agreement or understanding with each of the foregoing;

                            (iv)      a description of any informal
                                      understanding generally concerning
                                      employees' rights to continue to receive compensation during any periods during which such employees are not performing any services for WP Sub other than with respect to vacation, disability and sick time; and

                            (v) any increase granted or committed to for any period subsequent to November 1, 2002 in the compensation of any employee including, without limitation, any change in any bonus, pension, profit-sharing or other benefit plan or commitment except for obligations imposed on WP Sub by the Code, ERISA or ADEA.

            (b) The vacation period for employees of WP Sub occurs normally during the periods described in Section 3.28 of the Disclosure Schedule. Except as set forth in Section
                        3.28 of the Disclosure Schedule, as at the Closing Date there will be no bonuses, profit sharing, incentives, commissions or other compensation of any kind due to or expected by present or former employees of WP Sub which have not been fully paid prior to such date.

            (c) Except to the extent set forth in Section 3.28 of the Disclosure Schedule, all employees of WP Sub are at-will employees.

            (d) Except to the extent set forth in Section 3.28 of the Disclosure Schedule, WP Sub has no knowledge that any material adverse change in the relationship of WP Sub's business with its employees is reasonably likely.

            3.29        Compliance with Law; Necessary Authorizations.

            (a) In conducting WP Sub's business, WP Sub has, except as set forth in Section 3.29 of the Disclosure Schedule, since August 1, 1999, in all material respects duly complied and is presently in all material respects duly complying with all applicable laws (whether statutory or otherwise), rules, regulations, orders, building and other codes, zoning and other ordinances, permits, licenses, authorizations, judgments and decrees of all federal, state, local or, to WP Sub's knowledge, foreign governmental authorities, including, but not limited to, the Federal Occupational Safety and Health Act, ERISA, National Labor Relations Act, Worker Adjustment and Retraining Notification Act, Civil Rights Act, Immigration Reform and Control Act of 1986, Age Discrimination in Employment Act, the Water Pollution Control Act and all applicable domestic and foreign laws, rules and regulations relating to the safe conduct of business, employment discrimination, wages and hours, employment of illegal aliens, collective bargaining, the payment of withholding and social security taxes, product labeling, antitrust, consumer protection, occupational safety and health, consumer product safety, the importation of goods, product liability, currency exchange, securities and trading-with-the-enemy matters, except where the failure to so comply would not have a material adverse effect on WP Sub's business.

            (b) Except as set forth in Section 3.29 of the Disclosure Schedule, since August 1, 1999, (i) WP Sub has obtained and adhered to all necessary permits and other approvals, including interim status under the Federal Solid Waste Disposal Act, necessary to store, dispose of and otherwise handle hazardous wastes, if any, and has reported, to the extent required by all federal, state, local and, to WP Sub's knowledge, foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees (accurate and complete copies of all such permits, judgments, orders and decrees received by WP Sub or in WP Sub's possession being included in Section 3.28 of the Disclosure Schedule), all past and present sites, if any, owned and/or operated by WP Sub where hazardous wastes have been treated, stored or disposed of; (ii) there has been no spill, discharge, leak, emission, injection, escape, dumping or any other release of any kind onto any property of or used by WP Sub or into the environment surrounding any such property of any toxic or hazardous waste or substance, as such terms are defined under any applicable law, ordinance, regulation or rule; and (iii) there is no on-site or to WP Sub's knowledge off-site location to which WP Sub has transported hazardous wastes or arranged for the transportation of hazardous wastes, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against WP Sub or Buyer for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

            (c) Except as set forth in Section 3.29 of the Disclosure Schedule, WP Sub (i) has no knowledge and (ii) has not received any written notification from any third party (including but not limited to employees and government agencies) of any present or, within the past three years, past failure so to comply or has knowledge of any present condition, activity, incident, action or plan which may interfere with or prevent continued compliance with any laws, rules or regulations or which may give rise to any common law or statutory liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation which would have a material adverse effect on WP Sub's business.

            (d) WP Sub has duly obtained all permits, concessions, grants, franchises, licenses and other government authorizations and approvals necessary for the conduct of its business except where such failure would not have a material adverse effect on its business; each of the foregoing is set forth in
                        Section 3.29 of the Disclosure Schedule and is in full force and effect; to the best of WP Sub's knowledge, there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or modification of any thereof.

            3.30        Disclosure.

            No representation or warranty by WP Sub in this Agreement and no statement contained in the Disclosure Schedule contains any untrue statement of any material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements made herein or therein not misleading.

            3.31        Insider Interests.

            Except as set forth in Section 3.31 of the Disclosure Schedule, to WP Sub's knowledge, no person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with (an "Affiliate"), the WP Sub, and no Significant Person (as defined in Section 3.10(k)) has an interest in any contract or agreement pertaining to the business of WP Sub wherein more than $5,000 in any twelve month period is involved.

4.          REPRESENTATIONS AND WARRANTIES OF THE BUYER.

            Buyer represents and warrants to WP Sub and Seller as follows:

            4.1         Corporate Organization.

            Buyer is a corporation duly organized, validly existing and in good standing under the laws of its State of Incorporation. Buyer has full corporate power and authority to carry on its businesses as they are now being conducted and to carry on WP Sub's business being acquired hereunder and to own, lease and operate its properties and assets as and in the places where such businesses are now conducted and where such properties and assets are now owned, leased or operated. Buyer is, or will be at the time of the Closing, duly qualified or licensed to do business as a foreign corporation in all jurisdictions where the failure to so qualify would have a material adverse effect on the business, financial condition, properties or operations of Buyer, after taking into consideration the purchase of the WP Sub Capital Stock hereunder.

            4.2         Authorization.

            Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. Buyer has taken all action (except the filing of a certificate of amendment to reflect an authorized one-for-fifty reverse stock split) required by law or otherwise to be taken by Buyer, to authorize Buyer's, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of and upon the Buyer enforceable against the Buyer in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) general principles of equity.

            4.3         No Violation.

            Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or by-laws of the Buyer, or be in conflict with, or constitute a material default (or an event which, with or without notice, lapse of time or both, would constitute a material default) under, or result in the termination or invalidity of, or accelerate the performance required by, or cause the acceleration of the maturity of any obligations or liabilities of Buyer or result in the creation or imposition of any security interest, lien or other encumbrance upon any of its assets or properties under any agreement or commitment to which Buyer is a party or by which it is bound or to which any of its assets are subject, or violate any statute or law or any judgment, decree, order, regulation or rule of any domestic or foreign court or governmental authority applicable to the Buyer. For purposes of this Agreement, "to Buyer's knowledge" "to the best of Buyer's knowledge" or any similar formulation thereof shall mean to the actual knowledge of any of the current: (i) quality assurance and/or quality control directors of Buyer, (ii) hazardous material directors of Buyer, or (iii) officers and directors of Buyer.

            4.4         Brokers and Finders.

            No person has been authorized by the Buyer, or by anyone acting on any of its behalf or by any of its officers, directors, employees or trustees, to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such manner as to give rise to any valid claim against Buyer or WP Sub or Seller for any broker's or finder's fee or commission or similar type of compensation.

            4.5         Litigation.

            There is no action, suit or proceeding or any claim or investigation of any nature whatsoever (including, but not limited to, products liability), at law or in equity or both, by or before any domestic or foreign court or government or other regulatory or administrative agency, arbitration tribunal, board, bureau, authority or commission pending or, to the Buyer's knowledge, which questions or challenges the validity of this Agreement or any action taken or to be taken by the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby; and to the best of their knowledge, there is no valid basis for any such action, suit, inquiry proceeding or investigation.

            4.6         Capitalization.

            The authorized capital stock of the Buyer consists of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of the date hereof and on the Closing Date there were 36,196,267 shares of common stock outstanding and 1,529,000 shares of preferred stock outstanding. All such issued and outstanding capital stock has been duly authorized, validly issued, and is fully paid and nonassessable. As of the date hereof and on the Closing Date, there are ____ shares of common stock reserved for issuance in connection with outstanding warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Buyer, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of Buyer, any such convertible or exchangeable securities or any such rights, warrants or options.

            4.7         Consents.

            No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or any other person or entity is required of Buyer in connection with the execution, delivery and performance of this Agreement or the consummation by Buyer of the transactions contemplated hereby which consent, approval, etc. has not been obtained or will not be obtained on or prior to the Closing Date. Accurate and complete copies of each of the foregoing which have been obtained or made have been delivered to Seller at or prior to the date hereof.

            4.8         Financial Statements.

            The financial statements of Buyer and the related notes contained in Buyer Form 10-KSB for the year ended June 30, 2002 present fairly the financial position of Buyer as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified.

            4.9  No Material Adverse Change.

            Except as set forth on Schedule 4.9, subsequent to June 30, 2002, Buyer and its subsidiaries, taken as a whole, have not incurred any material liabilities or obligations, direct or contingent, other than in the ordinary course of business, and there has not been any material adverse change in their consolidated condition (in each case, financial or other), results of operations, business, prospects, key personnel or capitalization.

            4.10  Additional Information.

            Except as set forth on Schedule 4.10, Buyer has filed in a timely manner all documents that Buyer was required to file under the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the 12 months preceding the date of this Agreement. The following documents complied in all material respects with the requirements of the Exchange Act as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading:

            (a) Buyer's Annual Report on Form 10-KSB, as amended, for the fiscal year ended June 30, 2002;

            (b) Buyer's Quarterly Reports on Form 10-QSB for the periods ended September 30, 2002 and December 31, 2002; and

            (c) all other documents, if any, filed by Buyer with the Securities and Exchange Commission since November 15, 2002 pursuant to the reporting requirements of the Exchange Act.

5.          AGREEMENTS PENDING CLOSING.

            5.1         Agreements of Seller and WP Sub Pending the Closing.
Seller and WP Sub covenant and agree that, pending the Closing and except as otherwise agreed to in writing by Buyer:

            (a) Business in the Ordinary Course. WP Sub's business shall be conducted solely in the ordinary course consistent with past practice.

            (b) Existing Condition. Seller and WP Sub shall not cause nor permit to occur any of the events or occurrences described in Section 3.9 hereof.

            (c) Maintenance of Physical Assets. Seller and WP Sub shall continue to maintain and service the physical assets used in the conduct of WP Sub's business in the same manner as has been its consistent past practice.

            (d) Employees and Business Relations. WP Sub shall use its reasonable best efforts to keep available the services of the present employees and agents of WP Sub's business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with WP Sub's business.

            (e) Maintenance of Insurance. Seller and WP Sub shall notify Buyer of any changes in the terms of the insurance policies and binders referred to on Schedule 3.19 of the Disclosure Schedule.

            (f) Compliance with Laws. etc. WP Sub shall comply with all laws, ordinances, rules, regulations and orders applicable to WP Sub's business, or WP Sub's operations, assets or properties in respect thereof the noncompliance with which might materially affect WP Sub's business.

            (g) Update Schedules. Seller and WP Sub shall promptly disclose to Buyer any information contained in its representations and warranties or the Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct in any material respect as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller and WP Sub or the schedules hereto for the purposes of
                        Article 6 hereof, unless Buyer shall have consented thereto in writing.

            (h) Conduct of Business. WP Sub shall conduct its business in such a manner that on the Closing Date the representations and warranties of Seller and WP Sub contained in this Agreement shall be true, in all material respects, except as specifically contemplated by this Section 5, as though such representations and warranties were made on and as of such date. Furthermore, Seller and WP Sub shall cooperate with Buyer and use its reasonable best efforts to cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied on or prior to the Closing Date.

            (i) Sale of Assets; Negotiations. Seller and WP Sub shall not, directly or indirectly, sell or encumber all or any part of WP Sub's assets, other than in the ordinary course of WP Sub's business consistent with past practice, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Seller and WP Sub shall not provide any confidential information concerning WP Sub's business or its properties or assets to any third party other than in the ordinary course of business.

            (j) Access. Upon reasonable notice to Seller and WP Sub, Seller and WP Sub shall give to Buyer's officers, employees, counsel, accountants and other representatives all reasonable opportunity and access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to WP Sub's business and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller and WP Sub for the purpose of making such investigation of WP Sub's business and in furtherance of the transaction proposed herein, including without limitation the financial information set forth in paragraph 3.6(a) above as Buyer shall desire to make, provided that such investigation shall not unreasonably interfere with WP Sub's business operations, Furthermore, Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to the affairs of WP Sub's business and copies of any working papers relating thereto as Buyer shall from time to time reasonably request and shall permit Buyer and its agents to make such inspections of WP Sub's assets as Buyer may request from time to time.

            (k) Press Releases. Except as required by applicable law, neither Seller nor WP Sub shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Buyer; provided that WP Sub may continue such communications with employees, customers, suppliers, shareholders, lenders, franchisers, lessors and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of Buyer or the Closing under this Agreement.

            (l) No Default. Seller and WP Sub shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any material contract or commitment of Seller.

            5.2 Agreements of Buyer Pending the Closing. Buyer covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Seller:

            (a) Actions of Buyer. Buyer will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, Buyer shall cooperate with Seller and use its reasonable best efforts to cause all of the conditions to the obligations of Buyer and Seller under this Agreement to be satisfied on or prior to the Closing Date.

            (b) Press Releases. Except as required by applicable law, Buyer will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld; provided that Buyer may continue such communications with employees, customers, suppliers, shareholders, lenders, franchisers, lessors and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of Seller or the Closing under this Agreement. In addition, Buyer will provide Seller with information concerning press releases and filings relating to these transactions not less than two days prior to proposed release.

6.          CONDITIONS PRECEDENT TO THE CLOSING.

            6.1 Conditions Precedent to Buyer's Obligations. All obligations of Buyer under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

            (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Seller and WP Sub contained in this Agreement or in any schedule, certificate or document delivered by Seller or WP Sub to Buyer pursuant to the provisions hereof shall have been true in all material respects on the date hereof without regard to any schedule updates furnished by Seller or WP Sub after the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

            (b) Compliance with this Agreement. Each of Seller and WP Sub shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

            (c) Closing Certificate. Buyer shall have received a certificate from each of Seller and WP Sub dated the Closing Date, certifying that the conditions specified in Sections 6.1(a) and 6.1(b) hereof have been fulfilled and certifying that Seller and WP Sub has obtained all consents and approvals required with respect to it or WP Sub's business by Section 6.1(f) hereof.

            (d) Opinions of Counsel for Seller. Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, counsel for Seller, shall have delivered to Buyer a written opinion, dated the Closing Date, in the form of Exhibit D hereto with only such changes as shall be in form and substance reasonably satisfactory to the Buyer and its counsel.

            (e) No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

            (f) Consents and Approvals. Except for consents required by the terms of the contracts, commitments, agreements listed in Section 6.1(f) of the Disclosure Statement, and subject to the provisions of Sections 1.3(d) above, the holders of any indebtedness of WP Sub, the lessors or lessees of any real or personal property or assets leased by WP Sub, the parties (other than WP Sub) to any contract, commitment or agreement to which WP Sub is a party or subject, any governmental or regulatory official, body or authority or any other person, and any governmental, judicial or regulatory official, body or authority having jurisdiction over WP Sub or Buyer or their respective affiliates to the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval, provided such debt, lease, contract, etc. is material to WP Sub's business.

            (g) Material Adverse Changes. The assets or the operations of WP Sub's business taken as a whole, shall not have been and shall not be threatened to be materially adversely affected in any way as a result of any event or occurrence (except as a result of general economic conditions).

            (h) Shareholder Approval. The shareholders of Seller shall have approved, by requisite vote or consent under the Seller's organizational documents and following receipt of disclosure required by Section 14(a) or 14(c) of the Securities Exchange Act of 1934, as amended, the sale of the capital stock of WP Sub to Buyer.

            (i) Revolving Credit Facility. Deutsche Financial Services Corporation ("DFSC"), or another lending institution, as lender and as representative of several institutional lenders shall have funded a revolving credit facility in an amount not less than $20 million, which is substantially similar to the credit facility pursuant to an agreement between WP Sub and DFSC dated June 30, 1999, as last amended on March 22, 2001, in addition to approximately $5 million inventory financing to be provided by Case.

            (j) Environmental Audit. The completion of a Phase One environmental audit at WP Sub's expense of the Real Property used by the business result in a report reasonably satisfactory to WP Sub.

            (k) Change in Business. Buyer having no reasonable basis to believe that either: (i) the net sales of WP Sub's business was less than $60,000,000 for the nine fiscal months ending April 30, 2003; or (ii) the sum of PP&E being less than $1,000,000 as of April 30, 2003

            (l) Capital Structure. The Buyer shall have the approximate shares of common stock and equivalents outstanding as set forth on Schedule 6.1(l).

            (m) Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Sommer & Schneider LLP, counsel for Buyer, in the exercise of their reasonable judgment. Seller and WP Sub shall also have delivered to Buyer such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

            (n) Registration Rights. The Buyer shall have entered into the Registration Rights Agreement with the holders of shares of the Seller's Common Stock substantially in the form annexed hereto as Exhibit H.

            (o) Shareholders' and Voting Agreement. The Seller shall have executed and delivered the Shareholders' and Voting Agreement substantially in the form annexed hereto as
                        Exhibit I.

            (p) Intercompany Debt. Seller shall have forgiven all intercompany debt due from WP Sub and paid all intercompany debt due to WP Sub.

            6.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

            (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Buyer contained in this Agreement or in any list, certificate or document delivered by Buyer to Seller pursuant to the provisions hereof shall have been true in all material respects on the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date.

            (b) Compliance with this Agreement. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

            (c) Closing Certificates. Seller shall have received a certificate from Buyer dated the Closing Date certifying that the conditions specified in Sections 6.2(a) and 6.2(b) hereof have been fulfilled.

            (d) Opinion of Counsel for Buyer. Sommer & Schneider LLP, counsel to Buyer, shall have delivered to Seller a written opinion, dated the Closing Date, in the form of Exhibit E hereto with only such changes as shall be in form and substance reasonably satisfactory to Seller and its counsel.

            (e) No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

            (f) Fairness Opinion. The Seller's Board of Directors shall have received an opinion from Vertical Capital Partners, Inc., New York, New York, to the effect that the terms of this Agreement are fair to the Seller's stockholders from a financial point of view.

            (g) Buyer. Buyer having not less than $2,000,000 in cash and a $550,000 secured note related to the sale of certain assets at Closing.

            (h) Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, counsel for Seller, in the exercise of their reasonable judgment. Buyer shall also have delivered to Seller such other documents, instruments, certifications and further assurances as such counsel for Seller may reasonably require.

            (i) Employment Agreements. Simultaneously with the Closing of the Transaction, Buyer shall have entered into the employment agreements with each of C. Dean Mclain, Mark Wright and Robert M. Rubin, in the forms annexed hereto as exhibits I(1)(2) and (3).

            6.3         Termination.

            (a) Methods of Termination. Anything in this Agreement to the contrary notwithstanding, the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing:

                            (i)       by mutual consent of the Buyer and Seller;
                                      or

                            (ii) by Seller if, as of the Closing Date, any of the conditions set forth in Section 6.2 shall not have been met;

                            (iii)     by Seller if, it does not obtain
                                      shareholder approval of the transactions contemplated by this Agreement

                            (iv) by Buyer if, as of the Closing Date, any of the conditions set forth in Section 6.1 shall not have been met;

                            (v) by Buyer if the net sales of WP Sub's business was less than $60,000,000 for the nine fiscal months ended April 30, 2003;

                            (vi) by Buyer if the sum of net property, plant and equipment included in WP Sub's assets was less than $1,000,000 as of April 30, 2003; or

                            (vii) by either party if, without fault of the terminating party, the Closing shall not have occurred on or prior to June 27, 2003.

            (b) Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 6.3(a) hereof, written notice thereof shall forthwith be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by the Buyer or the Seller.

            (c) Effect of Termination. In the event of termination of this Agreement as expressly provided in Section 6.3(a) above, this Agreement shall forthwith become void and neither Buyer, on the one hand, nor Seller and WP Sub on the other, shall have any liability to the other, except for either party's breach of any of its obligations which breach shall be existing at the time of such termination.

7.          RESERVED.

8.          CERTAIN COVENANTS, AGREEMENTS AND CLOSING DOCUMENTS.

            8.1         Non-Competition of Seller.

            (a) Except as set forth on Schedule 8.1, neither Seller nor any subsidiary or affiliate of Seller, except for Robert Rubin and C. Dean McLain, in which Seller owns or has the right, directly or indirectly, to vote 50.1% or more of the voting stock of such entity (collectively the "Western Group") shall, without the written consent of Buyer, for a period of five years from the Closing Date, operate, directly a construction equipment sales, leasing or maintenance business in the States of California or Nevada.

            (b) Notwithstanding the provisions of this Section 8.1: (i) nothing herein shall prevent members of the Western Group from investing in the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, which investment, but for this Section 8.1(b), would be a violation of Section 8.1(a), provided Seller's and Western Group's ownership is not more than 5% of any class of securities of any such company and Seller's and Western Group's involvement with any such company is solely that of a passive stockholder, (ii) nothing herein shall prevent an acquisition by or of Seller or members of Western Group involving, peripherally equipment sales, leasing or maintenance business in California or Nevada provided such business is disposed of or divested within 90 days following such transaction; and (iii) if any provision of this Section 8.1 is determined to be unenforceable because of the duration of such provision or the area covered thereby, the court making such determination shall have the power to and shall reduce the scope of such provision with respect to such duration and/or area, and/or to delete ("blue-pencil") specific words or phrases, and in its reduced or blue-penciled form such provision shall be enforceable and shall be enforced.

            (c) Seller agrees that it will not, directly or indirectly, for a period of 24 months after the Closing, for its own account or for the account of any other person, interfere with Buyer's relationships with any of its suppliers or customers or directly solicit Buyer's employees in the States of California and Nevada.

            (d) At or prior to Closing, Seller and WP Sub will: (i) assign to Buyer all confidentiality agreements signed by parties from whom Seller or WP Sub had communications in connection with a possible purchase of WP Sub's assets, business or any interest or part thereof (collectively the "Offerees") on behalf of Buyer; (ii) provide Buyer with a list of such Offerees; and (iii) request from such Offerees a return of all such confidential information.

            (e) Seller expressly agrees and understands that Buyer's remedy at law for any breach of Section 8.1(a), (b),
                        (c), or (d) will likely be inadequate if it were Buyer's exclusive remedy and that the damages flowing from any such breach are not readily susceptible to being measured solely in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Seller's violation or threatened violation of any legally enforceable provisions of any of the above enumerated Subsections of Section 8.1, and Buyer's satisfaction of any applicable legal or judicial requirements to support its claim for equitable relief, Buyer will be entitled to specific performance of the above enumerated Subsections of Section 8.1, including but not limited to, immediate injunctive relief, a temporary order restraining any threatened or further breach and such other equitable relief as may be appropriate. Nothing in this Section 8.1 shall be deemed to limit Buyer's remedies at law or in equity for any breach by Seller of any of the provisions of this Agreement, including but not limited to the above enumerated Subsections of Section 8.1, which may be pursued or availed of by Buyer. Seller has carefully considered the nature and extent of the restrictions upon it and the rights and remedies conferred upon Buyer under this
                        Section 8.1 and hereby acknowledges and agrees that the same are reasonable, are fully required to protect the legitimate interests of Buyer and do not confer a benefit upon Buyer disproportionate to the detriment of Seller.

            (g) The provisions of this Section 8.1 shall be terminated upon the occurrence of an Event of Default subject to applicable grace periods under the Note.

            8.2         [Intentionally left blank.]

            8.3         Consummation of Transactions; Further Assurances.

            (a) Each of the parties agrees to use its reasonable best efforts to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by it hereunder and to take or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable.

            (b) In case at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the appropriate party will take all such necessary action, including without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party or parties for such purposes or otherwise to complete or perfect the transactions contemplated hereby. After the Closing, Buyer and Seller shall cooperate fully with the other and shall make available to the other and to any taxing authority all information, records or documents in its possession which are reasonably requested in connection with the preparation of any tax returns or in connection with any tax liability of Seller for any period prior to the Closing, and otherwise shall cooperate in connection with all matters, such as but not limited to litigations and personnel matters, involved in the sale from Seller to Buyer.

            8.4         Risk of Loss.

            Prior to the Closing Date, the risk of loss or damage to, or destruction of, any or all of WP Sub's business and any or all of WP Sub's assets shall remain with Seller.

            8.5         Payment of Taxes.

            Seller shall file when due, giving effect to all applicable extension provisions, all federal, state, local and foreign tax returns required to be filed by it (including but not limited to income, sales, use and payroll taxes) for all periods to the Closing Date and shall pay all taxes, interest or penalties (i) shown on, or which are otherwise due and payable pursuant to, such returns, (ii) which shall become due with respect to any such period pursuant to any deficiency notice or similar notice or (iii) which otherwise shall become due with respect to any such period.

            8.6         Best Efforts to Obtain Consents.

            Each of Seller and Buyer shall use its reasonable best efforts to obtain promptly all the consents and authorizations of third parties for which it is responsible to obtain, and to cooperate with the other as the other may reasonably request, to make all filings, if any, and to give all notices to third parties which may be required in order to effect the transactions contemplated by this Agreement.

            8.7         Other Government Filings.

            Buyer and Seller agree to cooperate with each other in filing any necessary applications, reports or other documents with any federal or state authorities having jurisdiction with respect to the transactions contemplated by this Agreement and in seeking necessary consultation with and favorable action by any such agencies, authorities or bodies.

            8.8         [Intentionally left blank.]

            8.9         Retention of Records.

            Seller shall deliver to Buyer all files and records directly pertaining to the operation of WP Sub's business (and not delivered to Buyer at Closing)

            8.10        [Intentionally left blank.]

            8.11        Accountants' Consents.

            During the period beginning on the Closing Date and ending the last date for which such statements would be required to be included in a filing made by Buyer with the Securities and Exchange Commission ("SEC"), Seller will, at its expense, procure and deliver to Buyer, the consent of Grassi & Co., CPA's, P.C. to include and incorporate their reports on the Closing Balance Sheet and the information described in Section 3.6(a)(i) in Buyer's filings with the SEC.

9.          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

            9.1         Survival of Representations.

            All representations and warranties contained in this Agreement shall survive the Closing for a period (the "Survival Period") of three years after the Closing Date, except for those related to the representations set forth in Sections 3.15 and 3.24 hereof which shall continue through the applicable statute of limitations and those related to third party claims in connection with Excluded Obligations which shall survive the Closing for a period of five years.

            9.2         Indemnification by Buyer.

            Buyer agrees to indemnify, protect, defend and hold harmless Seller and any Affiliate thereof and each of its shareholders, any parent, subsidiary or affiliate thereof and all directors, officers, employees, attorneys, and agents of any of the foregoing (the "Seller Group"), at any time after the Closing and during the appropriate Survival Period (except that such indemnification obligations shall continue beyond the Survival Period if a Notice of Claim for indemnification shall be delivered to Buyer prior thereto, in which case such indemnification obligations shall continue until the claim as to which such notice has been given is resolved and any applicable indemnification obligations have been satisfied), from and against all demands, claims, actions or causes of action, assessments, deficiencies, taxes, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively "Losses"), asserted against, resulting from, imposed upon or incurred by the Seller Group, directly or indirectly, arising out of or in connection with (a) the breach or inaccuracy of any of the representations or warranties of Buyer made in or pursuant to this Agreement; (b) any breach of any covenant or agreement of Buyer contained in this Agreement; or (c) any and all obligations, liabilities, debts or commitments in connection with the operation of WP Sub's business arising after the Closing to the extent that they arise after the Closing and only in respect of such time period.

            9.3         Indemnification by Seller.

            Seller agrees to indemnify, protect, defend and hold harmless Buyer and each of its shareholders, any parent, subsidiary or affiliate thereof and all directors, officers, employees, attorneys and agents of any of the foregoing (the "Buyer Group"), at any time after the Closing and during the appropriate Survival Period (except that such indemnification obligations shall continue beyond the Survival Period if a Notice of Claim for indemnification shall be delivered to Seller prior thereto, in which case such indemnification obligations shall continue until the claim as to which such notice has been given is resolved and any applicable indemnification obligations have been satisfied), from and against all Losses asserted against, resulting from, imposed upon or incurred by the Buyer Group or any member thereof, directly or indirectly, arising out of or in connection with (a) the breach or inaccuracy or alleged breach or inaccuracy of any of the representations or warranties of Seller made in or pursuant to this Agreement; or (b) any breach of any covenant or agreement of Seller contained in this Agreement.

            9.4         Third Party Claims.

            (a) If any demand, claim, action or cause of action, suit, proceeding or investigation (collectively, the "Claim") is brought against an Indemnified Party for which the Indemnified Party intends to seek indemnity from the other party hereto (the "Indemnifying Party"), then the Indemnified Party within twenty-one (21) days after such Indemnified Party's receipt of the Claim, shall notify the Indemnifying Party pursuant to Article "10.4" of this Agreement which notice shall contain a reasonably thorough description of the nature and amount of the Claim (the "Claim Notice"). The Indemnifying Party shall have the option to undertake, conduct and control the defense of such claim or demand. Such option to undertake, conduct and control the defense of such claim or demand shall be exercised by notifying the Indemnified Party within twenty (20) days after receipt of the Claim Notice pursuant to Article "9.4" of this Agreement (such notice to control the defense is hereinafter referred to as the "Defense Notice"). The failure of the Indemnified Party to notify the Indemnifying Party of the Claim shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have pursuant to this Article "9" of this Agreement except to the extent that such failure to notify the Indemnifying Party prejudices the Indemnifying Party. The Indemnified Party shall use all reasonable efforts to assist the Indemnifying Party in the vigorous defense of the Claim. All costs and expenses incurred by the Indemnified Party in defending the Claim shall be paid by the Indemnifying Party. If, however, the Indemnified Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense (it being understood that the Indemnifying Party shall be entitled to control the defense). The Indemnified Party shall not settle the Claim. If the Indemnifying Party does not elect to control the defense of the Claim, within the aforesaid twenty (20) day period by proper notice pursuant to Article "9.4" of this Agreement, then the Indemnified Party shall be entitled to undertake, conduct and control the defense of the Claim (a failure by the Indemnifying Party to send the Defense Notice to the Indemnified Party within the aforesaid twenty (20) day period by proper notice pursuant to Article "9.4" of this Agreement shall be deemed to be an election by the Indemnifying Party not to control the defense of the Claim); provided, however, that the Indemnifying Party shall be entitled, if it so desires, to participate therein (it being understood that in such circumstances, the Indemnified Party shall be entitled to control the defense). Regardless of which party has undertaken to defend any claim, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand; provided however, that if any settlement would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party, the consent of the Indemnified Party shall be a condition to any such settlement. Whether the Indemnifying Party shall control and assume the defense of the Claim or only participate in the defense or settlement of the Claim, the Indemnified Party shall give the Indemnifying Party and its counsel access, during normal business hours, to all relevant business records and other documents, and shall permit them to consult with its employees and counsel.

            (b) The amount of any Losses for which indemnification is available shall be computed without regard to the tax effect of any such loss or indemnification.

            (c) In the event of payment by an Indemnifying Party to the Indemnified Party as contemplated in this Section 9, the Indemnifying Party shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against any third party relating to such event giving rise to the claim for which the Indemnifying Party shall have made payment to the Indemnified Party. The

                        Indemnified Party shall cooperate with the Indemnifying Party in any reasonable manner in prosecuting any such subrogated right or claim.

            9.5         Limitations on Indemnification.

            (a) No claim may be made against an Indemnifying Party pursuant to its indemnification obligations set forth in
                        Section 9.2 or 9.3 hereof unless the aggregate amount of all matters for which such party would (but for this provision) be liable (and of which matters the Indemnified Party followed the provisions of Section 8.4 above) exceeds $50,000 (the "Threshold Amount") and the Indemnified Party's right to indemnification hereunder shall only be with respect to such amounts in excess of the Threshold Amount. For purposes of determining the Threshold Amount and Maximum Amount hereunder, the Indemnifying Party's obligations shall be with respect to the Seller Group as a whole and the Buyer Group as a whole.

            (b) The Indemnifying Party shall not be obligated for any indirect, special or consequential damages or lost profits incurred by the Indemnified Party.

            (c) Neither Buyer on the one hand, nor Seller, on the other hand, will be liable in the aggregate to the other for indemnification pursuant hereto in excess of the amount of $17,000,000, (the "Maximum Amount").

            9.6         Successors.

            The merger, consolidation, liquidation, dissolution or winding up of, or any similar transaction with respect to, the Indemnifying Party shall not affect in any manner the obligations of the Indemnifying Party pursuant to this Section or any other term or provision of this Agreement, and the Indemnifying Party covenants and agrees to make adequate provision for its liabilities and obligations hereunder in the event of any such transaction.

            9.7         Time Action Must be Brought.

            No action may be brought under this Section 9 unless brought three years from the date of Closing except actions related to the representation set forth in Section 3.16 and 3.25 which shall be brought by the expiration of the applicable statute of limitation plus one week.


            9.8         Reasonable Costs, Etc.

            The indemnification, which is set forth in this Article "9" of this Agreement shall be deemed to include not only the specific liabilities or obligation with respect to which such indemnity is provided, but also all counsel fees, reasonable costs, expenses and expenses of settlement relating thereto, whether or not any such liability or obligation shall have been reduced to judgment.

10.         MISCELLANEOUS PROVISIONS.

            10.1        Amendment.

            This Agreement may be amended, modified or supplemented by the parties hereto only by a written instrument duly signed by or on behalf of the party to be charged therewith.

            10.2        Waiver of Compliance.

            Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by an authorized officer of Buyer or Seller, respectively, but such waiver or failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

            10.3        Expenses.

            (a) Except as set forth in paragraph 10.3(b), whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts, and shall pay all other expenses incurred by it incident to the negotiation, preparation, execution and consummation of this Agreement.

            (b) WP Sub shall bear the cost of fees and expenses charged by WP Sub's Auditors in connection with the preparation of and report described in Section 8.12. In addition, Buyer and WP Sub shall bear equally the fees and expenses: (i) WP Sub's Auditors up to a maximum of $7,500 in connection with performing the procedures set forth in Schedule 2.5; and (ii) Buyer's Auditors up to a maximum of $7,500 in connection with their supervision of the foregoing.

            (c) The provisions of Section 10.3 shall survive any termination of this Agreement.

            10.4        Notices.

            All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) four business days subsequent to mailing if mailed by express, certified or registered mail, with postage prepaid, in the continental United States; (ii) two business days subsequent to pick up by such courier if sent by a nationally or internationally recognized overnight courier service that regularly maintains records of items picked up and delivered; or (iii) when transmitted if sent by telecopier, provided that a written acknowledgment of receipt signed by or on behalf of the recipient of the telecopy is transmitted back to the sender by the recipient, as follows:

            If to Seller/or WP Sub:
                                  Western Power & Equipment Corp.
                                  6407-B N.E. 117th Avenue
                                  Vancouver, WA  98662
                                  Telecopier No.: (360) 892-7927


            with a copy to:       Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                                  101 East 52nd Street
                                  New York, NY  10022
                                  Attention:  Jay M. Kaplowitz, Esq.
                                  Telecopier No.:  (212) 980-5192

or to such other person or address as Seller shall furnish to Buyer in writing.

            If to Buyer:          CDKnet.Com, Inc.
                                  150 Broad Hollow Road, Suite 103
                                  Melville, NY  11747
                                  Telecopier No.:  (631) 385-4055

            with a copy to:       Sommer & Schneider LLP
                                  595 Stewart Avenue, Suite 710
                                  Garden City, NY  11530
                                  Attention:  Herbert H. Sommer, Esq.
                                  Telecopier No.:  (516) 228-8211

or to such other person or address as Buyer shall furnish to Seller in writing.

            10.5        Binding Effect; Assignment.

            This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, legal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or assignable by any of the parties hereto without the prior written consent of the other party, except (i) by operation of law, (ii) that Buyer may freely assign this Agreement or all or any rights or obligations it may have hereunder to a direct or indirect wholly-owned subsidiary of Buyer, and
(iii) that Buyer may assign all of its rights but not its obligations under this Agreement to any institution providing financing or re-financing for the transactions contemplated by this Agreement.

            10.6        Remedies.

            Except that the indemnification provision of Section 9 above is the exclusive remedy for breaches of representations, warranties and covenants as provided therein, the parties acknowledge and agree that each party hereto may seek any remedies in equity or law that may be available to it. Nothing herein shall prevent the Parties from impleading or interpleading the other party at any time in an action brought by a third party relating to what would otherwise have been an indemnifiable claim.

            10.7        Governing Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict or choice of law.

            10.8        Counterparts.

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

            10.9        Headings.

            The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part or affect in any way the meaning or interpretation of this Agreement.


            10.10       Entire Agreement.

            (a) This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any Related Person of any party hereto.

            (b) All Exhibits attached hereto, the Disclosure Schedule, any exhibits thereto and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as though set forth herein, and all references herein to the terms "this Agreement," "hereunder," "herein," "hereby" or "hereto" shall be deemed to refer to this Agreement and to all such writings.

            10.11       Third Parties.

            Except as specifically set forth or referred to herein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person (including but not limited to Seller's employees), firm, partnership or corporation other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

            10.12       Severability.

            The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                               WESTERN POWER & EQUIPMENT
                                               CORP. (Delaware)



                                               By:  /s/ Dean McLain
                                                   -----------------------------
                                                   Name: Dean McLain
                                                   Title:   President/CEO


                                               CDKNET.COM, INC.


                                               By: /s/ Andrew J. Schenker
                                                   -----------------------------
                                                    Name: Andrew J. Schenker
                                                    Title:   President